May 26, 2005

For Immediate Release

Media Contact:

Mary Anne Petrillo

Scientific Learning Corporation

(510) 625-2218

mpetrillo@scilearn.com

Investor Contact:

Jane A. Freeman

Senior Vice President and

Chief Financial Officer

Scientific Learning Corporation

(888) 665-9707, ext. 5526

investorrelations@scilearn.com

Scientific Learning Reports First Quarter Results

Revenue of $10.2 million, up 46%

Balance Sheet Reclassification

Oakland, CA, May 26, 2005 - Scientific Learning (NASDAQ: SCILE) today announced its revenue for the quarter ended March 31, 2005 was $10.2 million, compared to $7.0 million for the quarter ended March 31, 2004, an increase of 46%.

Deferred revenue totaled $20.3 million at quarter-end, an increase of 20%, compared to $16.9 million on March 31, 2004.

“As expected, first quarter revenue grew strongly due to a combination of customer demand for our products, as well as the strategic pricing change we implemented late in the fourth quarter,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “As previously discussed, this change resulted in recognition of most of the product revenue from perpetual licenses at delivery. In addition, first quarter revenue benefited from sales made in previous years that are being recognized into revenue over time.”

“K-12 sales increased 6% in the quarter. This is consistent with our guidance for a tough first half comparison after 55% growth in the first half of 2004. We remain confident about our prospects for the year,” said Mr. Bowen. “One of our strategic objectives is to increase the average size of our sales, and we continue to make progress on that goal. During the quarter, we made ten sales over $100,000, compared to four in the first quarter of 2004.”

Gross margins increased to 82% in the first quarter of 2005, compared to 78% in the same quarter of 2004. Gross margins improved due to an increase in service and support margins and to a higher proportion of product revenue.

Operating expenses in the first quarter of 2005 increased 26% and totaled $7.2 million, compared to $5.7 million in the first quarter of 2004. The major factors were an increase in sales staff, increased marketing expense and additional accounting costs.

Operating profit for the quarter was $1.2 million, compared to a loss of $246,000 in the first quarter of 2004.

The net profit for the quarter was $1.3 million, and basic earnings per share were $.08 per share, compared to a net loss of $290,000 and $.02 per share in the first quarter of 2004. Fully diluted earnings per share were $.07 in the first quarter of 2005, compared to a loss of $.02 in the same quarter of 2004.

Cash and equivalents totaled $6.8 million on March 31, 2005, compared to $3.1 million on March 31, 2004. Accounts receivable totaled $3.7 million at quarter end, compared to $4.5 million on March 31, 2004.

Balance Sheet Reclassification

On May 26, 2005, the Company filed a Form 10-K/A for the year ended December 31, 2004 to restate its balance sheet at December 31, 2004.

During the first quarter review, the Company determined that it had misclassified some deferred revenue as long-term deferred revenue which should have been classified as current deferred revenue. The misclassification relates primarily to a contract that was signed in June, 2004. There was no change in total deferred revenue. Because of this restatement, investors should not rely upon the earlier filed balance sheets for the periods ended June 30, September 30 and December 31, 2004.

At December 31, 2004, the amount reclassified was $4.9 million. Current deferred revenue at December 31, 2004 was $20.0 million, compared to $15.1 million as previously reported.

As a result of this classification error, and the earlier error in the Company’s revenue recognition practices that led to the restatement of the Company’s financial statements for 2000 through June 30, 2004, the Company’s management and Board have concluded that there is a material weakness in the Company’s internal control. To correct this weakness, the Company has added accounting staff, has engaged a revenue recognition accounting expert on a consulting basis and is in the process of evaluating what additional changes should be made in its controls and procedures. Scientific Learning is committed to implementing changes in its procedures and controls that will correct this weakness.

Business Outlook

“We continue to expect an improvement in the education spending environment in 2005,” said Mr. Bowen. “In addition, the growing acceptance of our Fast ForWord® products, new product additions to our Fast ForWord to Reading line, and a growing sales force make us optimistic about our growth in 2005 and 2006. We expect booked sales will grow in the range of 15% to 25% in 2005 and in the range of 20% to 30% in 2006.”

“We expect 2005 revenue to be above sales in 2005, reflecting the impact of our strategic pricing change combined with the strong roll off of deferred revenue from previous years’ sales,” added Mr. Bowen. “In 2006, we expect this relationship to reverse, with booked sales higher than revenue.”

For the year ending December 31, 2005, the Company is increasing its guidance. Revenue is expected to be in the range of $48.0 to $51.0 million, an increase of approximately 55% to 65%. The revenue projections include both deferred revenue from previous sales and the revenue from sales of licenses recognized during the period of sale. The Company expects to report a net profit for 2005 between $7.9 million and $8.5 million and primary earnings per share of $.47 to $.50. Fully diluted earnings per share are expected to be in the range of $.43 to $.46.

Revenue and earnings growth rates in 2005 are not expected to continue in 2006. For the year ended December 31, 2006, the company expects revenue to increase in the range of 10% to 15% and to achieve an operating margin in the range of 15% to 17%.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of May 26, 2005. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 2:00 p.m. EDT / 11:00 a.m. PDT on Tuesday, May 31, 2005. The conference call will be available live on the Investor Information portion of the Company’s web site at www.scientificlearning.com. The conference call can also be accessed at 800-291-9234 (domestic) or 617-614-3923 (international). The access code “36491791” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered reading intervention products that complement reading instruction. Based on more than 30 years of neuroscience and cognitive research, Fast ForWord products help children, adolescents, and adults build the cognitive skills critical for improving reading and language skills. For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the Business Outlook section of this release and statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results and trends in the education market. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing,  sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the 2004 Report on Form 10-K (Part 1. Item 1. Business), filed April 15, 2005, as amended by the Form 10-K/A filed May 26, 2005.

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SCIENTIFIC LEARNING CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except share and per share amounts)
Unaudited

	Three months ended March 31,
	2005	2004
Revenues:
Products	$7,833	$5,261
Service and support	2,412	1,775

Total revenues	10,245	7,036

Cost of revenues:
Cost of products	433	339
Cost of service and support	1,360	1,220

Total cost of revenues	1,793	1,559

Gross profit	8,452	5,477

Operating expenses:
Sales and marketing	4,763	3,827
Research and development	933	885
General and administrative	1,537	1,011

Total operating expenses	7,233	5,723

Operating income (loss)	1,219	(246)

Other income from related party	12	35
Interest income (expense) , net	85	(79)

Net income (loss) before income taxes	1,316	(290)
Provision for income taxes	26	—

Net income (loss)	$1,290	$(290)

Basic net income (loss) per share:	$0.08	$(0.02)

Shares used in computing basic net income (loss)	16,663,645	16,153,843

Diluted net income (loss) per share:	$0.07	$(0.02)

Shares used in computing diluted net income (loss)	17,670,769	16,153,843

SCIENTIFIC LEARNING CORPORATION
BALANCE SHEETS
(In thousands)

	March 31 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,792	$10,281
Accounts receivable, net	3,690	5,661
Notes and interest receivable from current and former officers	3,725	3,688
Prepaid expenses and other current assets	1,240	1,306

Total current assets	15,447	20,936

Property and equipment, net	724	755
Other assets	1,176	1,267

Total assets	$17,347	$22,958

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$459	$603
Accrued liabilities	2,920	4,338
Deferred revenue	15,311	19,981

Total current liabilities	18,690	24,922

Deferred revenue, long-term	4,955	5,803
Other liabilities	354	344

Total liabilities	23,999	31,069

Stockholders’ deficit:
Common stock	75,755	75,586
Accumulated deficit	(82,407)	(83,697)

Total stockholders’ deficit	(6,652)	(8,111)

Total liabilities and stockholders’ deficit	$17,347	$22,958

SCIENTIFIC LEARNING CORPORATION
STATEMENT OF CASH FLOWS
(In thousands)

	Three months ended March 31,
	2005	2004
Operating Activities:
Net income (loss)	$1,290	$(290)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	183	198
Amortization of deferred financing costs	—	99
Stock based compensation	94	96
Changes in operating assets and liabilities:	—	—
Accounts receivable	1,971	623
Prepaid expenses and other current assets	66	(162)
Accounts payable	(144)	(25)
Accrued liabilities	(1,418)	(902)
Deferred revenues	(5,518)	(2,646)
Other liabilities	10	10

Net cash provided by (used in) operating activities	(3,466)	(2,999)

Investing Activities:
Purchases of property and equipment, net	(87)	(143)
Increase in other non-current assets	(11)	(38)

Net cash used in investing activities	(98)	(181)

Financing Activities:
Proceeds from issuance of common stock, net	75	21
Borrowings under bank line of credit	—	2,600

Net cash provided by (used in) financing activities	75	2,621

(Decrease) increase in cash and cash equivalents	(3,489)	(559)

Cash and cash equivalents at beginning of period	10,281	3,648

Cash and cash equivalents at end of period	$6,792	$3,089